UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2009

Clear Skies Solar, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-53105	30-0401535
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

200 Old Country Road, Suite 610 Mineola, NY	11501-4241
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (516) 282-7652

N/A
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

     . Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     . Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     . Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     . Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On October 29, 2009, the Company entered into an agreement (the “Agreement”) by and among the Company and the holders (the “Holders”) of the secured convertible promissory notes issued by the Company on May 8, 2009, July 28, 2009 and September 16, 2009 (collectively, the “ Notes”) providing for (a) the extension of the maturity date of the promissory notes in the aggregate principal amount of $275,000 issued in September (the “September Notes”) from October 31, 2009 to January 31, 2010 and (b) the reduction in the requirement that the Company reserve common shares equal to 150% of the maximum number of shares into which the Notes might be converted to 110% of said maximum number of shares. As consideration to the Holders for the entering into of the Agreement the Company issued one million shares of its common stock, $.001 par value, to the Holders in proportion to the amounts of the September Notes owned by each Holder.

The foregoing is not a complete summary of the terms of the transactions described in this Item 1.01 and reference is made to the complete text of the Agreement attached hereto as Exhibit 10.1.

Item 3.02 Unregistered Sales of Equity Securities.

As described in Item 1.01 above, which information that is required to be disclosed under this Item 3.02 is hereby incorporated by reference into this Item, on November 2, 2009, the Company issued 1,000,000 shares of the Company’s Common Stock pursuant to the Agreement to four accredited investors, as such term is defined in the Securities Act of 1933, as amended (the “Securities Act”). The shares were not registered under the Securities Act or the securities laws of any state, and were offered and sold in reliance on the exemptions from registration afforded by Sections 4(2) and 4(6) and Regulation D (Rule 506) under the Securities Act and corresponding provisions of state securities laws, which exempt transactions by an issuer not involving any public offering.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits:

Exhibit Number	Description
10.1	Letter Agreement between the Company and the signatories thereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 3, 2009

CLEAR SKIES SOLAR, INC.

By:	/s/ Arthur Goldberg
Arthur Goldberg
Vice President and Chief Financial Officer

Exhibits

Exhibit Number	Description
10.1	Letter Agreement between the Company and the signatories thereto.

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